[Letterhead of Thompson, Greenspon & Co., P.C.]



                          INDEPENDENT AUDITORS' CONSENT



To the Board of Directors
The Horizon Bank of Virginia

We consent to the incorporation by reference in Registration Statement Nos. 33-08285 and 33-80287 on Form S-8, and 333-00916 on Form S-3 of Southern Financial Bancorp, Inc. of our reports dated January 29, 1999 and January 23, 1998, relating to the balance sheets of The Horizon Bank of Virginia as of December 31, 1998, and 1997, and the related statements of operations, other comprehensive income, changes in stockholders equity, and cash flows for the years ended December 31, 1998, 1997 and 1996, which reports appear in the Form 8-K of Southern Financial Bancorp, Inc. dated October 1, 1999.



                                             /s/ Thompson, Greenspon & Co., P.C.



Fairfax, Virginia
November 10, 1999